Exhibit 4.3

Tower Semiconductor Ltd.
2009 Employee Share Incentive Plan
Notice of Grant
for grantees who are citizens of the united states
or resident aliens

Date

Dear Name:

I am pleased to inform you that the Board of Directors of Tower Semiconductor Ltd. (the “Company”) has decided to grant you the following nonqualified options ("NQO") to purchase ordinary shares of the Company, nominal value NIS 1.00 each, subject to the terms and conditions of the Plan (including the Addendum for US citizens or residents), as follows:

Type of Options:	NQO
Total Number of Shares covered by this Option Grant:	Number of Shares subject to Option Grant
Exercise Price Per Share:	__________ Notwithstanding the above, the exercise price will not be lower than the nominal value of the Shares
Date of Option Grant:	Grant Date
Options Expiration Date:	7 Years from Grant Date.
Vesting Commencement Date	Vesting Commencement Date
Vesting Schedule:
(a) ____ Options shall vest on ____;
(b) ____ Options shall vest on ____;
(c) ____ Options shall vest on ____; and
(d) ____ Options shall vest on ____;

All vesting is subject to the Grantee continuing to be an Employee on such vesting date.

Special Terms (if any):

Capitalized terms not defined in this Notice shall have the meaning ascribed to them in the Plan, including the Addendum for US citizens or residents.

The Options pursuant to this letter will be issued once you sign:  (i) this Notice and (ii) any other form which is required under applicable law and which will be provided to you by the Company, and return them to the Company. The forms referred to above must reach the Human Resources Manager only, no later than ________ on 15:00. No Award will be granted to you if the forms are not returned by such date. If you are unable to return the forms by such date, you may contact the CFO or VP Human Resources of the Company, who is authorized, at his/her discretion, to extend such date, but in any event no later than ________.

Sincerely, Tower Semiconductor Limited

Name of Employee: _____________________ Employee signature: ____________________ Employee ID number: ___________________ Employee address: _____________________	Date: _____________________